UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities and Exchange Act of 1934
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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12
M & F Worldwide Corp.
(Name of Registrant as Specified in Its Charter)
(N/A)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☐	Fee computed as shown below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: common stock of the Company, par value $0.01 per share.

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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The following press release was distributed on November 28, 2011
M & F Worldwide Announces Special Meeting of Stockholders to Consider
Acquisition by MacAndrews & Forbes Holdings Inc.
     (New York, New York, November 28, 2011)— M & F Worldwide Corp. (NYSE: MFW) (“MFW”) has called a special meeting of its stockholders for December 21, 2011 to consider and vote upon the proposal to adopt the previously announced merger agreement under which a subsidiary of MacAndrews & Forbes Holdings Inc. (“MacAndrews & Forbes”) will be merged with MFW and all outstanding shares of MFW common stock not owned by MacAndrews & Forbes will be converted into the right to receive $25 in cash per share. MacAndrews & Forbes currently owns approximately 43% of the outstanding shares of MFW common stock.
     MFW stockholders of record at the close of business on November 14, 2011, will be entitled to notice of the special meeting and to vote on the proposal. A proxy statement relating to the special meeting was mailed to MFW stockholders on or about November 21, 2011. The special meeting will be held at 10:00 a.m. Eastern Time, at Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036.
Additional Information and Where to Find It
     This press release is neither a solicitation of a proxy nor an offer to purchase or a solicitation of an offer to sell shares of MFW common stock, and is not a substitute for any proxy statement or other filing that has been or may be made with the SEC in connection with the transaction. In connection with the transaction, MFW has filed a definitive proxy statement and other relevant materials with the SEC, and MFW and certain other persons, including MacAndrews & Forbes, have filed a Schedule 13E-3 transaction statement with the SEC. MFW stockholders are strongly advised to read such materials because they contain important information about the transaction. These documents are available at no charge on the SEC’s website at www.sec.gov.
     MFW and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the transaction. Information regarding the interests of participants in the solicitation, which may be different than those of MFW’s stockholders generally, is included in the definitive proxy statement relating to the transaction.
Cautionary Statement
     Statements in this press release that represent intentions, plans, expectations or beliefs, including with respect to the timing and completion of the merger, are “forward-looking statements” within the meaning of the federal securities laws. MFW cautions against placing undue reliance on such statements, as they involve risks and uncertainties, many of which are beyond MFW’s control, that could cause actual events to differ materially from the events described in this press release, including risks or uncertainties related to whether the conditions to the merger will be satisfied and the absence of events that could give rise to the termination of the merger agreement, as well as other factors described in the proxy statement and other filings made with the SEC in connection with the transaction.
     Any forward-looking statements speak only as of the date of this press release and MFW does not undertake any obligation to publicly revise any such statements to reflect events or circumstances that arise after the date of this press release.

About M & F Worldwide Corp.
     MFW has four business segments, which are operated by its subsidiaries Harland Clarke, Harland Financial Solutions, Scantron and Mafco Worldwide. Harland Clarke is a provider of checks and related products, direct marketing services and customized business and home office products. Harland Financial Solutions provides technology products and related services to financial institutions. Scantron is a provider of data management solutions and related services to educational, healthcare, commercial and governmental entities worldwide including testing and assessment solutions, patient information collection and tracking, and survey services. Mafco Worldwide produces licorice products for sale to the tobacco, food, pharmaceutical and confectionery industries.

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